February 19, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $895.1 billion increased 17% over January 2019 and were essentially flat compared to December 2019. Financial assets under management of $151.6 billion increased 13% over January 2019 and were essentially flat with December 2019. The year-over-year growth of client assets was driven by equity market appreciation and the net addition of Private Client Group financial advisors.

“Our continued strength in financial advisor retention and recruiting drove record PCG assets in fee-based accounts of $445.6 billion, which grew 24% over January 2019,” said Chairman and CEO Paul Reilly. “Financial advisor recruiting activity remains robust across our multiple affiliation options.”

Clients’ domestic cash sweep balances of $38.2 billion were down 3% compared to December 2019, primarily due to quarterly fee billings.

Net loans at Raymond James Bank of $21.2 billion increased 6% over January 2019 and were essentially flat compared to December 2019.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,100 financial advisors. Total client assets are $895 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	January 31, 2020	January 31, 2019	December 31, 2019	January 31, 2019	December 31, 2019
Client assets under administration	$895.1	$765.2	$896.0	17%	—
Private Client Group assets under administration	$854.0	$729.6	$855.2	17%	—
Private Client Group assets in fee-based accounts	$445.6	$360.0	$444.2	24%	—
Financial assets under management	$151.6	$133.7	$151.7	13%	—

Raymond James Bank loans, net	$21.2	$20.0	$21.3	6%	—

Clients’ domestic cash sweep balances	$38.2	$44.4	$39.5	(14)%	(3)%